Exhibit 10.14

REMY INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Established August 1, 1999

Amended and Restated January 1, 2009

REMY INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

ESTABLISHMENT OF PLAN

Section 1.01. Establishment. Remy International, Inc. (“Company”) established the Delco Remy International, Inc. Supplemental Executive Retirement Plan, effective as of August 1, 1999 and was amended on two subsequent occasions. That plan is hereby amended and restated, and renamed the Remy International, Inc. Supplemental Executive Retirement Plan, effective January 1, 2009 (the “Plan”).

Section 1.02. Purpose. The purpose of the Plan is to provide additional retirement benefits to a select group of management or highly compensated employees who have devoted their full time and attention to the business of the Company or an Affiliated Employer.

Section 1.03. Restatement. The Plan was originally effective August 1, 1999. The Plan is now amended and restated effective January 1, 2009 to (1) incorporate into one restated document all amendments to this Plan since it was last restated and (2) implement changes required pursuant to, and consistent with, section 409A of the Code. Plan benefit payments commencing on or after January 1, 2009 are governed by this Plan document as amended and restated effective January 1, 2009. Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of section 409A of the Code, exempt from section 409A of the Code or will be paid pursuant to a fixed schedule as required by, and in compliance with, section 409A of the Code. Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code. This amendment and restatement is adopted in conformity with final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009. The restatement shall not apply to any amount deferred and vested as of December 31, 2004, or any earnings credited under the Plan with respect to such amounts (“Grandfathered Amounts”). Such Grandfathered Amounts shall continue to be governed by the terms and conditions of the Plan in effect prior to January 1, 2005, and without regard to this restatement to the extent necessary to preserve the exemption of Grandfathered Amounts from the application of Code Section 409A. The Plan shall be deemed two plans, one for Grandfathered Amounts and one for Non-Grandfathered Amounts. The Company intends for the restated Plan to satisfy the applicable requirements of Code Section 409A.

ARTICLE II

FUNDING

The Plan is an unfunded benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended, and corresponding provisions of subsequent federal income tax laws (“Code”). Retirement benefits payable under the Plan with respect to a Participant shall be paid from the general assets of the Company or the Affiliated Employer. The right of a Participant or Beneficiary to receive payment under the Plan is merely a contractual right to payment from the Company or Affiliated Employer. The Plan does not give Participants or Beneficiaries any interest in, or right to, any of the assets of the Company or any Affiliated Employer other than as a general creditor. Nothing in the Plan shall constitute a guarantee by the Company or any Affiliated Employer or any other entity or person that sufficient assets exist to pay any benefits under the Plan.

ARTICLE III

DEFINITIONS AND INTERPRETATION

Section 3.01. Definitions. When the initial letter of a word or phrase is capitalized herein, such word or phrase shall have the meaning hereinafter set forth:

(a) “Administrative Expenses” means all reasonable fees and expenses attributable to administering the Plan.

(b) “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with the specified Person. ‘Control’ when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The words “controlling” and “controlled” shall have corresponding meanings. The term “Affiliate” shall include, without limitation, any Person who beneficially owns voting securities of any other Person or rights or warrants to purchase such voting securities (whether or not currently exercisable), representing 10% or more of the total voting power of the voting securities of such other Person, and any Person who would be an Affiliate of any such beneficial owner pursuant to this paragraph. Solely for purposes of this Plan, with respect to Citicorp (as defined below), the term “Affiliate” shall include, without limitation, any limited partnership, limited liability company or other investment vehicle that is sponsored or managed (whether through the ownership of securities having a majority of the voting power, as a general partner or through the management of investments) by Citicorp or its Affiliates (defined without giving effect to this clause) or present or former employees of Citicorp or its Affiliates.

(c) “Affiliated Employer” means any employer designated by the Compensation Committee as an Affiliated Employer.

(d) “Beneficiary” means one or more individuals designated on the applicable form by the Participant to receive a death benefit under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means (i) conviction for a felony or conviction for any crime or offense lesser than a felony involving the property of the Company or an Affiliated Employer, whether such conviction occurs before or after his or her termination of employment or Retirement; (ii) engaging in conduct that has caused demonstrable and material injury to the Company or an

Affiliated Employer, monetary or otherwise; (iii) gross dereliction of duties or other gross misconduct and the failure to cure such situation within thirty (30) days after receipt of notice thereof from the Compensation Committee, Board, Company or any Affiliated Employer; or (iv) the disclosure or use of Confidential Information other than in the normal and ordinary performance of service for the Company or any Affiliated Employer. The determination as to whether “Cause” exists shall be made by the Compensation Committee in good faith and in its sole discretion.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any corresponding provisions of any subsequent federal income tax law.

(h) “Company” means Remy International, Inc., as well as any successor entity.

(i) “Compensation” means base wages paid to a Participant by the Company or an Affiliated Employer, as determined by the Compensation Committee in its sole discretion, which is paid for a plan year and is includable in the taxable income of the Participant for such calendar year, including any amounts deferred under Code Section 401(k) or Code Section 125 and any sickness or disability payments, but excluding any other wages and fringe benefits, including but not limited to, bonuses, irregular or additional wages such as imputed income, gross-up of pay, severance pay, stock options, contributions to other nonqualified plans, moving expenses, reimbursements, expense allowances, fringe benefits, relocation expenses, or welfare benefits. If a Participant earns no Compensation during a period solely because he or she is on an unpaid leave of absence approved by the Company or Affiliated Employer, the Participant’s Compensation for such period shall be calculated by applying his or her Compensation rate immediately prior to such leave. For purposes of this Plan, there shall be no limit on the amount of Compensation considered in the determination of benefits.

(j) “Compensation Committee” means the Remy International, Inc. Compensation Committee.

(k) “Competition” means any of the activities described within this Subsection. A Participant engages in Competition if he or she at any time (i) directly or indirectly engages in any activity or business that is the same as or substantially similar to or competitive with that of the Company or any Affiliated Employer, (ii) directly or indirectly engages in, owns, manages, operates, joins, controls, lends money or other assistance to, or participates in or is connected with, as an officer, employee, partner, stockholder, consultant, or otherwise, any individual, partnership, firm, corporation, or other business organization or entity that is engaged in any activity or business that is the same as or substantially similar to or competitive with that of the Company or any Affiliated Employer, (iii) attempts to or succeeds in hiring a management employee of the Company or any Affiliated Employer for the benefit of any organization that engages in a business that is the same or substantially similar to or competitive with that of the Company or an Affiliated Employer, or (iv) discloses or uses, other than in the normal and ordinary performance of service for the Company or any Affiliated Employer, any Confidential Information of the Company or any Affiliated Employer. Nothing contained in the foregoing, however, shall prohibit the Participant from owning shares of stock representing less than two percent (2%) of the outstanding shares of any publicly-held competitor of the Company or any Affiliated Employer.

(l) “Confidential Information” means any information not in the public domain and not previously disclosed to the public by the Board or management of the Company or any Affiliated Employer with respect to the products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects, or opportunities of the Company or any Affiliated Employer, or any information which the Company or any Affiliated Employer has designated as Confidential Information.

(m) “Disabled” or “Disability” means a determination by the Social Security Administration that the Participant is totally disabled in accordance with the Social Security Act (“Act”) which qualifies such Participant for permanent disability payments in accordance with such Act. A Participant shall not be considered Disabled until he or she has shown to the Compensation Committee’s satisfaction that he or she has a condition that satisfies the requirements of the Act.

(n) “Disability Retirement Date” means the date (prior to the Early Retirement Date or Normal Retirement Date) on which the Participant Separates from Service due to a Disability.

(o) “Early Retirement Date” means the date on which the Participant Separates from Service after (i) attaining age fifty-five (55) or older, but before reaching his or her Normal Retirement Age and (ii) completing at least five (5) Years of Service.

(p) “Effective Date” means January 1, 2009, the effective date of the restated Plan.

(q) “Eligible Employee” means an employee of the Company or any Affiliated Employer who (i) is currently employed as one of a select group of management or is highly compensated, (ii) is designated by the Compensation Committee in its sole discretion for participation in the Plan, (iii) completes such forms and elections as may be required by the Compensation Committee; and (iv) agrees to be bound by all of the terms of the Plan and all determinations of the Compensation Committee.

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Final Average Compensation” means the average of the Compensation of a Participant for the last five (5) consecutive calendar years of his or her employment with the Company or any Affiliated Employer immediately prior to his or her Retirement, Voluntary Termination or death. If the Participant has been employed with the Company or any Affiliated Employer for less than five (5) consecutive calendar years, the “Final Average Compensation” shall be the average of the Compensation of a Participant for such number of years he or she was employed at the Company or any Affiliated Employer immediately prior to Retirement, Voluntary Termination or death.

(u) “GM Plan” means the General Motors Retirement Program for Salaried Employees, as in effect on July 31, 1994, and as amended from time to time thereafter.

(v) “GM Service” means service credited under the GM Plan for a Participant; provided, however, credit under this Plan for GM Service shall be allowed pursuant to the sole discretion of the Compensation Committee and only if the Participant is a Transferred Employee.

(w) “Normal Retirement Age” means the date a Participant attains age sixty-two (62).

(x) “Normal Retirement Date” means the date on which the Participant Separates from Service after attaining Normal Retirement Age.

(y) “Participant” means an Eligible Employee who satisfies the requirements of Article IV for a Participant.

(z) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government, or any agency or political subdivision thereof or any other entity.

(aa) “Plan” means the Remy International, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(bb) “Plan Year” means the twelve (12) month period commencing each August 1 and ending the following July 31.

(cc) “Retirement” or “Retires” means Disability Retirement, Early Retirement or Normal Retirement.

(dd) “Separation from Service” or “Separates from Service” means the complete termination of a Participant’s employment with the Company and all Affiliated Employers within the meaning of Code Section 409A, but shall not include termination of employment for Cause or in anticipation of a termination for Cause.

(ee) “Specified Employee” means an individual who is within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Administrator. For purposes of the preceding sentence, the “identification date” for determining who is a Specified Employee shall be December 31.

(ff) “Supplemental Retirement Benefit” means the benefit payable to a Participant as provided in Article V.

(gg) “Transferred Employee” means an employee (i) who was an employee of General Motors Corporation on July 31, 1994, (ii) who was a participant in the GM Plan, and (iii) who transferred employment (without a break) from General Motors Corporation to Delco Remy America, Inc. prior to August 1, 1995, or was on an approved leave of absence with General Motors Corporation as of July 31, 1994, and (1) who immediately prior to being placed on inactive status was employed at Plants 1, 3, 17, 18 or 24 and became employed by Delco Remy America, Inc. prior to September 14, 1996, and (2) for all other such inactive persons, when the inactive person begins active service with Delco Remy America, Inc.

(hh) “Vested” means, with respect to the interest of a Participant in his or her Supplemental Retirement Benefit, that the benefit is non-forfeitable, except as expressly provided herein.

(ii) “Voluntarily Terminated” or “Voluntarily Terminates” means the Participant’s Separation from Service before Retirement, which termination is mutually acceptable to the Participant and Compensation Committee.

(jj) “Year of Service” means a year of continuous employment service (based on full years and completed months) with the Company and any Affiliated Employer; provided, however, Years of Service will generally include approved leaves of absence, but may not include periods where a Participant is on an approved extended leave of absence, as determined by the Compensation Committee in its sole discretion. Provided, further, that a Participant’s Years of Service may include GM Service and/or years of continuous employment service with a prior employer other than General Motors Corporation, if so designated by the Compensation Committee in writing for a particular Participant; and may include any additional employment service granted under the terms of any applicable severance agreement of the Participant, as agreed to in writing by the Compensation Committee in its sole discretion.

Section 3.02. Construction and Governing Law.

(a) To the extent subject to Code Section 409A, the Plan will be administered to comply with the provisions of Code Section 409A and the regulations thereunder. To the extent not inconsistent with the previous sentience, the Plan shall be construed, enforced and administered in accordance with, the laws of the State of Indiana.

(b) Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate, and words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate.

(c) In resolving any conflict between provisions of the Plan and in resolving any other uncertainty as to the meaning or intention of any provision of the Plan, the interpretation that causes the Plan to constitute an unfunded, non-qualified plan under the provisions of ERISA and the Code shall prevail over any different interpretation.

(d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

(e) For purposes of section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

ARTICLE IV

PARTICIPATION

Section 4.01. Effective Date of Participation. An employee of the Company or an Affiliated Employer shall become a Participant in this Plan as of the first day of the month coincident with or following the date the Compensation Committee designates the employee as an Eligible Employee.

Section 4.02. Termination of Participation. A Participant shall remain a Participant until all amounts which he or she is entitled to under the Plan have been paid to him or her. Participation shall also end when one of the events described in Section 6.02 occurs.

Section 4.03. Forms. As a condition of participation in this Plan, a Participant must complete such forms as may be supplied by the Company or Affiliated Employer.

ARTICLE V

SUPPLEMENTAL RETIREMENT BENEFIT

Section 5.01. Supplemental Retirement Benefit. For a Participant designated under Schedule A, the Participant’s Supplemental Retirement Benefit shall be an amount equal to fifty percent (50%) of the Participant’s Final Average Compensation at the Participant’s Retirement, death or Voluntary Termination, as applicable, with such amount payable each year for a period of ten (10) years. For a Participant designated under Schedule B, the Participant’s Supplemental Retirement Benefit shall be an amount equal to thirty percent (30%) of the Participant’s Final Average Compensation at the Participant’s Retirement, death or Voluntary Termination, as applicable, with such amount payable each year for a period of ten (10) years.

Section 5.02. Qualification for Supplemental Retirement Benefit.

(a) Normal Retirement. If a Participant Retires from employment with the Company and all Affiliated Employers on or after attaining his or her Normal Retirement Age, the Participant shall be entitled to his or her Vested Supplemental Retirement Benefit, payable in quarterly installments, beginning as of the calendar quarter following his or her Normal Retirement Date.

(b) Voluntary Termination. If a Participant Voluntarily Terminates from employment with the Company and all Affiliated Employers (except for Cause) on or before he or she Retires, or dies, the Participant shall be entitled to his or her Vested Supplemental Retirement Benefit, payable in quarterly installments, beginning as of the calendar quarter following his or her Normal Retirement Date. No Supplemental Retirement Benefit shall be payable for any employment termination that does not meet the definition of a Voluntary Termination.

(c) Early Retirement. If a Participant Retires from employment with the Company and all Affiliated Employers on or after his or her Early Retirement Date, but before attaining his or her Normal Retirement Age, the Participant shall be entitled to his or her Vested Supplemental

Retirement Benefit, payable in quarterly installments, as reflected in the table below, beginning as of the calendar quarter following his or her Early Retirement Date. A Participant may elect on the applicable form to delay payment to the first day of any calendar quarter on or after the Participant’s Early Retirement Date up to and including his or her Normal Retirement Date; provided such delay in payment satisfies the conditions set out in Treas. Reg. 1.409A-2(b). If payment starts prior to the Participant attaining his or her Normal Retirement Age, the Supplemental Retirement Benefit will be reduced to the benefit arrived at by multiplying the benefit otherwise determined as of the Participant’s Early Retirement Date by an “early retirement factor”. The applicable “early retirement factor” shall be as set forth below:

Payment Starting Age	Early Retirement Factor

55.500
56.580
57.660
58.740
59.820
60.900
61.950
62 or older	1.000

The “early retirement factor” for a Supplemental Retirement Benefit starting at a fractional attained age shall be interpolated to the nearest fractional one-twelfth ( 1/12), based on the number of whole calendar months by which the Participant is under the age he or she shall attain at his or her next birthday.

(d) Disability Retirement. If a Participant Retires from employment with the Company and all Affiliated Employers due to Disability (and prior to his or her Normal Retirement Date, Early Retirement Date, Voluntary Termination or death), the Participant shall be entitled to his or her Vested Supplemental Retirement Benefit, payable in quarterly installments, beginning as of the calendar quarter following his or her Disability Retirement Date.

Section 5.03. Delay in Payment for Specified Employees. Notwithstanding anything in this Plan to the contrary, if required by section 409A of the Code, if the Participant is considered a “Specified Employee” for purposes of section 409A of the Code and if payment of any amounts under this Plan is required to be delayed for a period of six (6) months after the Participant’s Separation from Service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the Participant’s beneficiary or estate within sixty days after the date of the Participant’s death.

ARTICLE VI

VESTING AND FORFEITURES

Section 6.01. Vesting. Subject to Section 6.02, the Supplemental Retirement Benefit of a Participant shall vest in the following percentages as of completion of the following Years of Service:

Number of Years of Service	Vested Percentage
Less than 5	0%
At least 5, but less than 6	20%
At least 6, but less than 7	40%
At least 7, but less than 8	60%
At least 8, but less than 9	80%
9 or more	100%

Notwithstanding the above, if a Participant Retires due to Disability, his or her Supplemental Retirement Benefit shall become 100% vested at such Disability Retirement Date.

Section 6.02. Forfeiture of Benefit. Notwithstanding any other provision of the Plan, a Participant shall forfeit his or her Supplemental Retirement Benefit as follows:

(a) A Participant shall forfeit any and all rights he or she may have to the non-Vested portion of his or her Supplemental Retirement Benefit as of the date the Participant (i) Retires from employment with the Company and all Affiliated Employers (except for a Disability Retirement), (ii) dies, or (iii) Voluntarily Terminates employment with the Company and all Affiliated Employers.

(b) A Participant shall forfeit any and all rights he or she may have to both the Vested and non-Vested portion of his or her Supplemental Retirement Benefit if the Compensation Committee determines in its sole discretion that:

(i) the Participant’s employment with the Company or any Affiliated Employer was terminated or could have been terminated for Cause;

(ii) after Retirement or Voluntary Termination of employment with the Company or any Affiliated Employer, the Participant engaged in activity that would have constituted grounds to terminate for Cause if still employed; or

(iii) the Participant, either before or within thirty-six (36) months after Retirement or Voluntary Termination of employment with the Company or any Affiliated Employer, engages in Competition (even if in pay status under the Plan).

ARTICLE VII

DEATH BENEFIT

Section 7.01. Death Benefit. If a Participant dies before benefits have become payable under the Plan, the Participant’s Vested Supplemental Retirement Benefit at the date of the Participant’s death shall be payable to the Participant’s designated Beneficiary, in quarterly installments, each year for a period of ten (10) years, commencing as soon as administratively feasible after the date of the Participant’s death. If a Participant dies on or after benefits have become payable under the Plan, the unpaid portion of the Participant’s Vested Supplemental Retirement Benefit at the date of the Participant’s death, shall continue to be paid to the Participant’s designated Beneficiary in quarterly installments for the remaining portion of the ten (10) year period, commencing as soon as administratively feasible after the date of the Participant’s death.

ARTICLE VIII

BENEFICIARY DESIGNATION

The Participant may designate primary and contingent Beneficiaries to receive any Vested Supplemental Retirement Benefit available under the Plan, in the event of the Participant’s death. If no Beneficiary is designated, any applicable Supplemental Retirement Benefit shall be distributed to (i) the Participant’s spouse, then living, however, if not living, to (ii) the Participant’s children, to be divided equally, however, if none are living, then to (iii) the Participant’s estate. If a primary Beneficiary is designated and all primary Beneficiaries die prior to the Participant’s death (whether or not the Participant is in pay status under the Plan), and there is no contingent Beneficiary designated or all contingent Beneficiaries are deceased, and the Participant fails to designate a new primary Beneficiary, then that Beneficiary designation shall be deemed null and void and any applicable Supplemental Retirement Benefit shall be distributed to (i) the Participant’s spouse, then living, however, if none are living, to (ii) the Participant’s children, to be divided equally, however, if none are living, then to (iii) the Participant’s estate.

If the Participant is Vested and entitled to a Supplemental Retirement Benefit under the Plan, and the Participant then dies, and thereafter the designated primary Beneficiary dies before all benefit payments have been made and no contingent Beneficiary is designated or all contingent Beneficiaries are deceased, then any remaining Vested Supplemental Retirement Benefit shall be distributed to (i) the Participant’s spouse, then living, however, if none are living, to (ii) the Participant’s children, to be divided equally, however, if none are living, then to (iii) the Participant’s estate.

If a benefit under the Plan is payable to the Participant’s estate and the Participant’s estate is not open as of the date payments are to begin, then the Participant’s benefit shall be paid to the heirs of the Participant determined as though the Participant died intestate.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments. The Board may amend or suspend the Plan or any part hereof, effective as of the date to be determined by the Board; provided, however, that no such action shall affect the rights of a Participant or Beneficiary or the operation of the Plan with respect to the portion of the Supplemental Retirement Benefit of the Participant or Beneficiary that has become payable or Vested before such action.

Section 9.02. Termination. The Board may terminate the Plan effective as of any date on or after the date of adoption by the Board of a resolution of termination of the Plan. Plan termination shall not affect the rights of Participants or Beneficiaries with respect to the portion of their Supplemental Retirement Benefit that has become Vested or payable before termination. Furthermore, Participants and Beneficiaries shall have no right to any Supplemental Retirement Benefit to the extent that such benefit is not Vested or payable as of the date of adoption of the termination resolution of the Plan by the Board. In the event that a Supplemental Retirement Benefit is Vested or payable at termination, the Board shall determine at that time whether to pay the remaining Supplemental Retirement Benefit in installments as otherwise allowed under the Plan, or in a final lump sum payment. Notwithstanding the preceding provisions, in no event shall the termination of the Plan result in an acceleration of the payment of any Supplemental Retirement Benefit that is Vested or payable at termination, except as permitted in accordance with Section 409A of the Code, and Treas. Reg. 1.409A-3(j)(ix).

Section 9.03. General Administration. The Compensation Committee shall have the full power and exclusive authority to administer the Plan, including complete discretion with respect to the authority to exercise that power and authority. The Compensation Committee shall have the exclusive right and authority to interpret the Plan and resolve any ambiguities. The decisions, actions and records of the Compensation Committee shall be conclusive and binding upon the Company and any Affiliated Employer, and all persons having or claiming to have any right or interest in or under the Plan. The Compensation Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Compensation Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (a) interpretation of the Plan, (b) approval and payment of claims, and (c) establishment of procedures for administration of the Plan.

Section 9.04. Claims Procedure.

(a) If a Participant, Beneficiary or any other individual believes that he or she is entitled to any benefits under the Plan, he or she may present such claim in writing to the Compensation Committee. The claim shall state what benefits the Participant or Beneficiary believes he or she is entitled to, along with any additional information that supports the claim. The Compensation Committee shall, within ninety (90) days, provide adequate notice in writing to any claimant as to the decision on any such claim. If such claim has been denied, in whole or in part, such notice shall set forth (i) the specific reasons for such denial, (ii) specific reference to any pertinent provisions of the Plan on which denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the review procedure for the Plan.

(b) Within sixty (60) days after receipt by the claimant of notification of denial, the claimant shall have the right to present a written appeal to the Compensation Committee. If such appeal is not filed within said sixty (60) day period, the decision of the Compensation Committee shall be final and binding. The Participant or Beneficiary may review any documents that are related to such claim.

(c) A decision by the Compensation Committee shall be made promptly in writing, and in any event not later than sixty (60) days after its receipt of the appeal. If special circumstances require, the sixty (60) day period may be extended up to an additional sixty (60) days, provided the Compensation Committee sends the Participant written notice of the extension. Any such decision by the Compensation Committee shall be final.

Section 9.05. No Employment Rights. Neither the establishment of the Plan nor the status of an Eligible Employee as a Participant shall give the Participant any right to be retained in the employ of the Company or any Affiliated Employer, and no Participant or person claiming under or through such Participant shall have any right or interest in any benefit under the Plan unless and until the terms, conditions, and provisions of the Plan affecting such Participant have been satisfied.

Section 9.06. Non-alienation. The right of any Participant or any person claiming under or through such Participant to any benefit or any payment hereunder, shall not be subject in any manner to attachment or other legal process for the debts of such Participant or person, and the same shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Section 9.07. Administrative Expenses. All Administrative Expenses shall be paid by the Company, unless otherwise determined by the Compensation Committee.

Section 9.08. Limitation of Liability. No member of the Board or the Compensation Committee, and no officer or employee of the Company or any Affiliated Employer, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, nor shall the Company or any Affiliated Employer be liable to any person for any such action or omission. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of the Company or any Affiliated Employer. Nothing in the Plan shall be construed to create any trust or any fiduciary relationship between the Company or any Affiliated Employer and any Participant or any other person.

Section 9.09. Tax Withholding. The Company, Affiliated Employer or any agent of either shall withhold from any payment due hereunder any taxes required to be withheld under applicable federal, state, or local tax laws or regulations.

Section 9.10. Counterparts. The Plan may be evidenced by any number of counterparts, each of which shall constitute an original.

The Remy International, Inc. Supplemental Executive Retirement Plan has been executed by the duly authorized officers of Remy International, Inc. on this 31st day of December, 2008.

REMY INTERNATIONAL, INC.

By:
Title:	Senior Vice President and Chief Financial Officer

By:
Title:	Senior Vice President and Chief Human Resources Officer

SCHEDULE A – PARTICIPANTS

Participant	Participation Date

As previously designated by the Compensation Committee.

SCHEDULE B – PARTICIPANTS

Participant	Social Security No.	Participation Date

As previously designated by the Compensation.